EXHIBIT 10.2

EXECUTION DOCUMENT

COSÌ, INC. 294 Washington Street, Ste. 510 Boston, MA 02108 Main Tel: (847) 597-8800 Website: www.getcosi.com	Writer’s Information: Vicki Baue V. P. & General Counsel, CCO Tel: (847) 597-8818 Cell: (312) 310-1336 Email: vbaue@getcosi.com

August 18, 2014

Via Overnight Delivery (w/copy by email)

MILFAM II L.P.
222 Lakeview Avenue, Suite 160-365
West Palm Beach, FL  33401
Attn:  Mr. Lloyd I. Miller, III

With a copy to:
Andrews Kurth LLP
450 Lexington Avenue
New York, NY  10017
Attn:  Paul N. Silverstein, Esq.

Financing Notice - Right of Participation in Financing Transaction by Cosi, Inc.

Dear Mr. Miller:

This letter serves as the formal Financing Notice regarding your Right of Participation in a Financing Transaction, pursuant to that certain Senior Secured Note Purchase Agreement, dated April 14, 2014 (“MILFAM NPA”), by and among the Company and MILFAM II L.P. (“MILFAM”).  Capitalized terms not otherwise defined herein shall have the meanings set forth in the MILFAM NPA.

This Financing Notice confirms the notice provided by R. J. Dourney, CEO & President of the Company, on August 13, 2014, and subsequent conversations with the Company, regarding a Financing Transaction contemplated between the Company and an investment fund managed by Janus Capital Management, LLC (the “Janus Fund”), on the following terms:

Purchase of unregistered shares of the common stock of the Company, up to $5,000,000, at a purchase price of $1.15 per share; provided, however, that in no event will the shares issued to the Janus Fund and MILFAM, in the aggregate, meet or exceed 20% of the Company’s outstanding shares, and in no event will the shares issued to either Janus Fund or MILFAM result in such entity owning 20% or more of the Company’s outstanding common stock, or any other transaction requiring shareholder approval.  Under a stock purchase agreement between the Company and Janus, the transaction will close as soon as the Company receives notice from Nasdaq that the Notice of Listing of Additional Shares submission has been “closed”.  Pursuant to your Right of Participation, you may elect to participate in the Financing Transaction on the

EXECUTION DOCUMENT

same terms as negotiated with the Janus Fund, provided that in no event shall you acquire an amount of shares whereby your ownership percentage would meet or exceed 20% of the Company’s outstanding common stock, or otherwise require shareholder approval.  MILFAM has requested that its Right of Participation in this Financing Transaction be transferred to Lloyd I. Miller Trust C, and the Company has agreed to such transfer.

This letter also confirms that, on August 18, 2004, you notified the Company that you intend to participate in the Financing Transaction, up to but not to exceed 521,739 shares (the “MILFAM Allocation”), for a purchase price of $1.15 per share, on the same terms and conditions as the stock purchase by the Janus Fund, subject to your due diligence evaluation and review of the proposed stock purchase agreement.

By signing below, (a) you hereby acknowledge and agree that this letter will serve as your Participation Notice; (b) you hereby waive any right to increase participation in this Financing Transaction above the MILFAM Allocation; (c) you hereby waive the 30-day notice period to consider whether or not to participate and the amount of your participation pursuant to Section 6(a)(i) of the MILFAM NPA; and (d) you hereby acknowledge that, if you don’t purchase the full amount of the MILFAM Allocation, the Janus Fund has committed to buy any portion of the MILFAM Allocation that you do not purchase.

Please sign and return the acknowledgment below if you agree with the foregoing.

Very truly yours,
COSI, INC.

/s/ Vicki Baue

Vicki Baue,
Vice President

Acknowledged and Agreed
(as of the date set forth above):

LLOYD I. MILLER TRUST C		MILFAM II L.P.

By:	MILFAM LLC	By:	MILFAM LLC
Its:	Investment Advisor	Its:	General Partner

By:	/s/ Lloyd I. Miller III	By:	/s/ Lloyd I. Miller III
Name:	Lloyd I. Miller III	Name:	Lloyd I. Miller III
Title:	Manager	Title:	Manager